[iGo Logo Here]
Mobile Technology Outfitter(TM)


October 11, 2000


Rick Shaff
2126 Thomas Jefferson Drive
Reno, Nevada 89509

Dear Rick:

iGo Corporation (formerly 1-800-Batteries) is pleased to offer you the position Chief Financial Officer, with a start date of December 4, 2000. This letter embodies all of the terms of our offer of employment to you and is contingent upon the satisfactory completion of a pre-employment drug screen and reference checks.

Your compensation will be $ 6250.00 bi-monthly ($150,000 per year). You are also entitled to a yearly bonus equal to 35% of your base salary, paid in quarterly installments, based upon meeting mutually agreed upon goals. You will report to Mick Delargy, Chief Operating Officer, and work at our facility located at 9393 Gateway Drive, Reno, NV 89511.

Due to the competitive nature of our industry and our firm commitment to becoming number one, iGo has set an extremely high standard for the employees we recruit. Therefore, we will perform performance evaluations annually to coincide with your anniversary date.

A summary of our benefits are as follows:

         o STOCK OPTIONS: 100,000 post split shares at the then current market value with a 4 year vesting schedule, 25% per year.

         o PERSONAL TIME OFF (PTO): 80 hours annually. You will be eligible to begin utilizing your PTO after 90 days of employment.

         o HEALTH BENEFITS: Full medical, dental and vision benefits. You will be eligible for coverage on your 91st day of employment. iGo will reimburse COBRA costs during the initial 90 day period upon receipt of COBRA billing documentation.

         o 401(K) PLAN: Eligible the first day following your 90-day introductory. Open enrollment is held quarterly.

As a team member, you will be expected to abide by company rules and regulations. This employment offer is contingent upon your agreement to the following items. You will be specifically required to:

         1.       Successfully pass our reference checking process.
         2. Pass a pre-placement drug test and sign a Drug Policy Acknowledgement form.
         3. Sign an I-9 Employment Eligibility Verification and present required identification confirming your right to work in the United States. This must be completed no later than three (3) days after your employment begins.
         4. Sign an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

It is the goal of iGo to provide a positive, supportive work environment and a solid economic foundation upon which all employees may build a future. However, the Company is also cognizant that personnel changes are sometimes initiated by employees and management alike. In this regard, Employment at iGo is At Will. As an iGo team member, you may terminate employment at any time and for any reason whatsoever. Similarly, iGo may terminate your employment at any time for any reason whatsoever, with or without cause. This mutual employment arrangement supersedes all our prior written or oral communication with you and can only be modified by written agreement signed by the Chief Executive Officer of iGo. You should understand, iGo may change your responsibilities, duties, supervisor, work hours, work location and benefits programs from time to time, at its discretion, with or without notice.

If you wish to accept employment at iGo under the terms set out above, please sign and date this letter and return them to me no later than October 13, 2000.

Rick, we are looking forward to having you as a part of the iGo team and have a keen interest in developing a successful working relationship with you. Please review the terms of this offer and the At Will employment relationship as an indicator that we are extremely thorough in our quest to hire and employ only the most qualified team members. We look forward to your affirmative response and to a productive and exciting working relationship. If you have any questions or need further information please do not hesitate to contact me.


Sincerely,

/s/ Debbie Moberly

Debbie Moberly
Director of Human Resources


I agree, by signing below, that iGo has made no promises other than what is outlined in this letter. It contains the entire offer the Company is making to me. I, hereby accept this offer and intend to begin my employment on December 4, 2000.

Terms Approved and Accepted:                /s/ Rick Shaff
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                                    Signature

                                            Rick Shaff
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                                    Name

                                            October 12, 2000
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                                    Date